Exhibit 99.1
HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
Financial Statements and Supplemental Schedule December 31, 2005 and 2004
TABLE OF CONTENTS

Page
Audited Financial Statements

Report of Independent Registered Public Accounting Firm	5

Statements of Net Assets Available for Benefits, December 31, 2005 and 2004	6

Statements of Changes in Net Assets Available for Benefits For the Years Ended December 31, 2005 and 2004	7

Notes to Financial Statements	8

Supplemental Schedule

Schedule H, Line 4i — Schedule of Assets (Held at End of Year), December 31, 2005	12

Report of Independent Registered Public Accounting Firm
Pension Review Committee of the Board of Directors
Huntington Bancshares Incorporated
We have audited the accompanying statements of net assets available for benefits of the Huntington Investment and Tax Savings Plan (the “Plan”) as of December 31, 2005 and 2004, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2005 and 2004, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2005, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. This schedule has been subjected to the auditing procedures applied in our audit of the basic 2005 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic 2005 financial statements taken as a whole.
Columbus, Ohio
June 29, 2006

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
(Amounts in dollars)	2005	2004

ASSETS

Investments, at fair value:
Huntington Bancshares Incorporated, common stock	$173,912,954	$194,242,987

Mutual funds	183,251,569	151,664,276

Total investments	357,164,523	345,907,263

Accrued dividends, interest receivable, and other assets	1,647,863	1,620,513

TOTAL ASSETS	358,812,386	347,527,776

LIABILITIES

Dividends payable to Plan participants	469,134	1,606,565

NET ASSETS AVAILABLE FOR BENEFITS	$358,343,252	$345,921,211

See notes to financial statements.

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	Years Ended December 31,
(Amounts in dollars)	2005	2004

ADDITIONS
Net (depreciation) appreciation in fair value of investments	$(2,700,999)	$28,771,195

Investment income:
Cash dividends on Huntington
Banchares Incorporated common stock	6,392,541	6,042,032
Cash dividends on mutual funds	7,306,213	4,124,676
Interest	279,405	61,793

	13,978,159	10,228,501

Contributions:
Employees	22,438,546	20,165,820
Employer	9,389,872	9,179,025

	31,828,418	29,344,845

Total additions	43,105,578	68,344,541

DEDUCTIONS
Benefit distributions and other withdrawals	30,683,537	31,295,474

Total deductions	30,683,537	31,295,474

Net increase in net assets available for benefits	12,422,041	37,049,067

Net assets available for benefits at beginning of year	345,921,211	308,872,144

NET ASSETS AVAILABLE FOR BENEFITS AT END OF YEAR	$358,343,252	$345,921,211

See notes to financial statements.

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2005
Note 1 – Description of the Plan
The Huntington Investment and Tax Savings Plan (the “Plan”) is a defined contribution plan that was initially adopted by the Board of Directors of Huntington Bancshares Incorporated (“Huntington”) on September 29, 1977, to be effective January 1, 1978 to provide benefits to eligible employees of Huntington, as defined in the Plan document. Plan participants should refer to the Plan document for a more complete description of the Plan’s provisions. On December 13, 2000, Huntington’s common stock held in accounts of participants who elected to have all or a portion of their accounts invested in Huntington’s common stock were designated an Employee Stock Ownership Plan (ESOP). The ESOP forms a portion of the Plan.
Amendments – From time to time, the Plan has been amended and restated. The current restatement is effective January 1, 1997, unless the restated document provides another effective date. A First Amendment to the Plan was adopted October 16, 2002, to bring the Plan into compliance with the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA) and to effect other changes. EGTRRA changes were generally effective January 1, 2002.
Funding and Vesting – Eligible employees may enroll on the first day of the month following six months of employment and attainment of age 21. Participants may elect to make pre-tax contributions of up to 25% of their eligible compensation. Huntington will make a matching contribution equal to 100% on the first 3% of participant elective deferrals and 50% on the next 2% of participant elective deferrals. Participant and employer contributions are fully vested at all times.
Investment Options – Plan participants are permitted to direct pre-tax elective deferrals and employer matching contributions to any combination of 20 investment options, including Huntington common stock and a variety of investment funds. Huntington has the sole discretion to determine or change the number and nature of investment options in the Plan. An active participant may change or suspend pre-tax elective deferrals pursuant to the terms set forth in the Plan document.
Risks and Uncertainties – The Plan utilizes various investment instruments, including mutual funds and common stock. In general, investment securities are exposed to various risks such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes will materially affect the amounts in the financial statements.
Administration – The Plan administrator is Huntington. Portions of Plan administration have been delegated by the Plan administrator to a committee of employees appointed by the Board of Directors of Huntington. The Plan administrator believes that the Plan is currently designed and operated in compliance with the applicable requirements of the Internal Revenue Code (the Code) and the provisions of ERISA, as amended.

Participants are charged a fixed amount for administration of the Plan. All other administrative fees are paid from the general assets of Huntington.
Contributions – Employee and Employer contributions to participants’ accounts in the Plan are invested pursuant to the participants’ investment direction elections on file at the time the contributions are allocated to the participants’ accounts. Plan assets consist of shares of Huntington common stock and mutual funds and are held by the trust division of The Huntington National Bank (the Plan Trustee), a wholly-owned subsidiary of Huntington. The Plan Trustee purchases and sells shares of Huntington common stock on the open market at market prices. Additionally, the Plan Trustee may directly purchase from, and sell to, Huntington, at market prices, shares of Huntington common stock. The Plan Trustee purchases and redeems shares of mutual funds in accordance with rules of the mutual funds.
Benefit Distributions and Other Withdrawals – A participant may request that the portion of his or her account that is invested in Huntington common stock be distributed in shares of Huntington common stock with cash paid in lieu of any fractional shares. All other distributions from the Plan are paid in cash.
Distributions and withdrawals are reported at fair value and recorded by the Plan when payments are made.
Participants are permitted to take distributions and withdrawals from their accounts in the Plan under the circumstances set forth in the Plan document. Generally, participants may request withdrawal of funds in their account attributable to: (i) rollover contributions; (ii) after-tax contributions; and (iii) pre-April 1, 1998, Employer contributions. Employee pre-tax elective deferrals and post April 1, 1998 Employer matching contributions are subject to special withdrawal rules and generally may not be withdrawn from the Plan prior to a participant’s death, disability, termination of employment, or attainment of age 59 1/2. Certain distributions of Employee pre-tax deferrals may be made, however, in the event a participant requests a distribution due to financial hardship as defined by the Plan. Participants should refer to the Summary Plan Description for a complete summary of the Plan provisions. Participants may withdraw up to 100% of their account balances in the Plan for any reason after they have reached age 59 1/2.
Plan participants have the option of reinvesting cash dividends paid on Huntington common stock or having dividends paid in cash.
Plan Termination – Huntington intends to continue the Plan indefinitely for the benefit of its participants; however, it reserves the right to terminate or modify the Plan at any time by resolution of its Board of Directors and subject to the provisions of ERISA. In the event the Plan is terminated in the future, participants would become fully vested in their accounts.
Certain prior period amounts have been reclassified to conform to the current year’s presentation.
Note 2 – Significant Accounting Policies
Basis of Presentation – The financial statements of the Plan are presented on the accrual basis and are prepared in accordance with accounting principles generally accepted in the United States (GAAP).

Cash Dividends and Interest Income – Dividends are recognized as of their record date. Interest is recorded on an accrual basis when earned.
Valuation of Investments – Investments are accounted for at cost on the trade-date and are reported in the Statement of Net Assets Available for Benefits at fair value. The investment in Huntington common stock is valued using the year-end closing price as determined by NASDAQ. Mutual funds are stated at fair value as determined by quoted market prices, which represents the net asset value of shares held by the Plan at year end.
Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts of assets and liabilities, and changes therein, reported in the financial statements. Actual results could differ from those estimates.
Note 3 – Investments
The following individual investments represent 5% or more of the fair value of net assets available for benefits as of December 31:

	2005	2004

Huntington Bancshares Incorporated Common Stock	$173,912,954	$194,242,987
Vanguard Institutional Index Fund	28,047,493	—
T. Rowe Price Mid-Cap Growth Fund	26,736,724	23,182,050
Vanguard Wellington Fund	25,696,463	21,436,116
The Plan’s investments (including investments purchased, sold, and held during the year) (depreciated) / appreciated in carrying value for the years ended December 31 as follows:

	2005	2004

Huntington Bancshares Incorporated Common Stock	$(9,106,920)	$16,725,399
Equity and Fixed Income Mutual Funds	6,405,921	12,045,796

Net (depreciation) appreciation	$(2,700,999)	$28,771,195

Note 4 – Party-In-Interest Transactions
Certain plan investments are shares of mutual funds managed by Huntington Asset Advisors, Inc, a subsidiary of the Huntington National Bank and held by the Plan Trustee, and therefore, qualify as party-in-interest investments.
The following table lists the fair value of party-in-interest investments at December 31:

	2005	2004

Huntington Bancshares Incorporated Common Stock	$173,912,954	$194,242,987
Huntington Situs Small Cap Fund	16,634,730	11,817,458
Huntington Money Market Fund	13,392,726	11,854,086
Huntington New Economy Fund	9,807,821	5,961,559
Huntington Income Equity Fund	9,383,299	8,791,347
Huntington Growth Fund	8,160,734	7,731,970
Huntington Fixed Income Securities Fund	7,775,316	7,100,617
Huntington Mid Corp America Fund	5,177,467	3,024,511
Huntington International Equity Fund	4,925,513	2,122,808
Huntington Dividend Capture Fund	4,914,988	4,125,376
Huntington Rotating Markets Fund	1,553,102	1,057,636
Huntington Short and Intermediate Fixed Income Fund	1,138,255	1,020,517
Huntington Intermediate Government Income Fund	945,276	625,159
Huntington Macro 100 Fund	478,469	—
Costs and expenses paid by the Plan for administration totaled $224,548 for 2005 and $222,930 for 2004.
Note 5 – Income Taxes
The Plan obtained its latest determination letter dated December 13, 2002, in which the Internal Revenue Service stated the Plan, as then designed, was qualified under Section 401(a) of the Internal Revenue Code (the Code) and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. Huntington believes the Plan is being operated in compliance with applicable requirements of the Code and related state statutes, and that the trust, which forms a part of the Plan, is qualified and exempt from federal income and state franchise taxes.
Note 6 – Terminated Participants
There were no amounts included in net assets available for benefits allocated to individuals who have withdrawn from the Plan at December 31, 2005 and 2004.

Huntington Investment and Tax Savings Plan
Schedule H, Line 4i — Schedule of Assets (Held At End of Year)
December 31, 2005
EIN: 31-0724920
Plan Number: 002

(a)	(b)	(c)	(d)	(e)
	Identity of Issuer, Borrower,	Description of investment including maturity date,
	Lessor or Similar Party	rate of interest, collateral, par, or maturity value	Cost	Fair Value

	Common Stock:
*	Huntington Bancshares	Huntington Bancshares
	Incorporated	Incorporated Common Stock - 7,322,653 shares	111,928,340	173,912,954

	Total Common Stock		111,928,340	173,912,954

	Mutual Funds:
	Vanguard Index Funds	Vanguard Institutional Index Fund - 246,009 shares	24,364,255	28,047,493
	T. Rowe Price Mid-Cap Growth Fund	T. Rowe Price Mid-Cap Growth Fund - 493,845 shares	21,950,126	26,736,724
	Vanguard Wellington Fund	Vanguard Wellington Fund - 490,110 shares	24,041,738	25,696,463
*	The Huntington Funds	Huntington Situs Small Cap Fund - 864,591 shares	14,694,005	16,634,730
*	The Huntington Funds	Huntington Money Market Fund - 13,392,726 shares	13,392,726	13,392,726
	Europacific Growth Fund	American Funds Europacific Growth Fund - 302,806 shares	9,884,409	12,302,996
*	The Huntington Funds	Huntington New Economy Fund - 616,069 shares	8,412,265	9,807,821
*	The Huntington Funds	Huntington Income Equity Fund - 300,169 shares	9,324,822	9,383,299
*	The Huntington Funds	Huntington Growth Fund - 206,497 shares	7,906,844	8,160,734
*	The Huntington Funds	Huntington Fixed Income Securities Fund - 373,993 shares	7,969,942	7,775,316
*	The Huntington Funds	Huntington Mid Corp America Fund - 334,678 shares	4,574,918	5,177,467
*	The Huntington Funds	Huntington International Equity Fund - 417,417 shares	4,551,113	4,925,513
*	The Huntington Funds	Huntington Dividend Capture Fund - 452,577 shares	5,112,413	4,914,988
	T. Rowe Price Small Cap Stock Fund	T. Rowe Price Small Cap Stock Fund - 133,291 shares	4,118,468	4,354,622
	The Managers Funds	Managers Special Equity Fund - 21,039 shares	1,823,920	1,825,575
*	The Huntington Funds	Huntington Rotating Markets Fund - 136,118 shares	1,415,465	1,553,102
*	The Huntington Funds	Huntington Short and Intermediate
		Fixed Income Fund - 59,439 shares	1,158,602	1,138,255
*	The Huntington Funds	Huntington Intermediate Government
		Income Fund - 91,953 shares	959,099	945,276
*	The Huntington Funds	Huntington Macro 100 Fund - 42,305 shares	480,857	478,469

	Total Mutual Funds		166,135,987	183,251,569

	Total Investments		$278,064,327	$357,164,523

* Indicates party-in-interest to the Plan.